FOR IMMEDIATE RELEASE

CONTACT: Mark Mishler, Chief Financial Officer, 800-836-2100, ext. 5490

Frontier Insurance Group, Inc. Announces:
         Completion of the Sale of Lyndon Operations
         Signature of Amendment and Waiver to Credit Agreement
         Resignation of Board Member, Paul Guenther

COMPLETION OF THE SALE OF LYNDON OPERATIONS
Rock Hill, New York, January 20, 2000.......Frontier Insurance Group, Inc.
(Frontier)(NYSE-FTR) announced today that it has completed the sale of Lyndon Insurance Group, Inc. to Protective Life Insurance Company for $163.5 million in cash. On the completion of the sale of Lyndon, Harry Rhulen, Frontier's Chairman and Chief Executive Officer, stated, "We are pleased to conclude this transaction and will take this opportunity to infuse $80 million into Frontier Insurance Company and pay $75 million on our outstanding line of credit. These two positive actions benefit the overall capital position of Frontier and support our strategy to focus on our core specialty insurance operations."

SIGNATURE OF AMENDMENT AND WAIVER TO CREDIT AGREEMENT
Frontier also announced that on January 14, 2000 it signed an amendment and waiver to its Line of Credit Agreement with Frontier's Bank Group. The Amendment waives any default with respect to all financial covenants through and including December 31, 1999. The total commitment on the line of credit was reduced to $67.5 million and provides Frontier the financial flexibility to raise subordinated debt up to $82.5 million. The Amendment also modifies the leverage, interest coverage and net written premium to surplus ratio covenants, which are effective in the first quarter of 2000. Mark Mishler, Chief Financial Officer, stated, "The signing of this document was an important step in resolving the outstanding issues related to certain financial covenants. The financial flexibility that we have achieved with this amendment will enhance our ability to continue to evaluate capital raising alternatives."

RESIGNATION OF BOARD MEMBER, PAUL GUENTHER
Frontier also announced that Paul Guenther has resigned as a member of the Board of Directors effective immediately. Harry Rhulen stated, "We want to take this opportunity to thank Paul for the expertise and experience that he brought to our Board." The nominating committee of the Board has started a search for Mr. Guenther's replacement.

Frontier provides niche products in the property and casualty insurance markets through affinity marketing with various agents, brokers and program administrators. Frontier's core operations are surety, excess and surplus lines, environmental, a wide variety of specialty programs, healthcare and alternative risk.

                                      # # #